July 2008 Pricing Sheet dated July 24, 2008 relating to Preliminary Pricing Supplement No. 701 dated June 23, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
Bear Market PLUS due August 31, 2009
Based Inversely on the Price of West Texas Intermediate Light Sweet Crude Oil
PRICING TERMS – JULY 24,2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,411,000
Stated principal amount:	$1,000 per Bear Market PLUS
Issue price:	$1,000 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
Maturity date:	August 31, 2009
Payment at maturity:
If final WTI crude oil price is less than the initial WTI crude oil price,
$1,000 + enhanced downside payment
In no event will the payment at maturity be greater than the maximum payment at maturity.
If final WTI crude oil price is greater than or equal to the initial WTI crude oil price,
$1,000 – upside reduction amount
This amount will be less than or equal to the stated principal amount of $1,000. However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$1,000 x leverage factor x commodity percent decrease
Leverage factor:	300%
Commodity percent decrease:	(initial WTI crude oil price – final WTI crude oil price) / initial WTI crude oil price
Upside reduction amount:	$1,000 x commodity percent increase
Commodity percent increase:	(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price
Initial WTI crude oil price:	$125.49, which is the WTI crude oil price on the pricing date
Final WTI crude oil price:	The WTI crude oil price on the valuation date
WTI crude oil price:
On any day, the official settlement price per barrel of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) on WTI crude oil stated in U.S. dollars, as made public by the relevant exchange on such day.

Maximum payment at maturity:	$1,220 per Bear Market PLUS (122% of the stated principal amount)
Minimum payment at maturity:	$200 per Bear Market PLUS (20% of the stated principal amount)
Valuation date:	August 24, 2009, subject to adjustment for non-trading days and certain market disruption events
CUSIP:	6174467H6
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$1,000	$15	$985
Total	$1,411,000	$21,165	$1,389,835

(1)            The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $995 per Bear Market PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2)           For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 701 dated June 23, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.